Exhibit 99.3

2008 Earnings Q&A

Net Income before Goodwill Impairment: Net Loss after Goodwill Impairment:	$2.5 million $30.6 million

How is the bank doing?
The bank continues to do well. We delivered solid operating results in 2008, despite unprecedented, negative economic conditions. We posted solid interest income growth.

What is your outlook for 2009?
The financial condition of Hawthorn Bancshares remains solid and that is not expected to change. We have high-quality assets, are well above regulatory thresholds for being well capitalized, and we maintain sufficient liquidity levels to handle market fluctuations.

What is this non-cash impairment charge of $40.3 million?
This is related to the accounting for past acquisitions of community banks. Goodwill is an accounting term representing the intangible assets that were put on our balance sheet at the time of each acquisition. Accounting rules require we annually review the book value of goodwill and adjust the value at which we carry it if evidence indicates that it is impaired. Based on our review of these assets, we determined that we must write off the full balance of the goodwill. This one time, non-cash charge in no way impacts our regulatory capital ratios, nor liquidity position.

Why did you take money from the Government?
The U.S. Treasury’s Capital Purchase Program was offered to strengthen already healthy institutions and is not a “bailout”, nor is it free. It is an investment that must be repaid, and requires annual dividends.

During the fourth quarter of 2008, we were approved for and received $30.3 million from the CPP. While we already met the regulatory requirements for being “well capitalized” without this program, we felt it was prudent to have the additional capital and liquidity that the program offered during this recessionary period.

What adjustments have you made to perform well in this economy?
Hawthorn Bank is continuing to manage our assets and our liabilities conservatively, a trademark for the bank since our founding. We think our continued vigilance on loans, together with outstanding customer service, will see us through this recession and position the bank for excellent growth once the economy shows signs of recovery.

Additional Questions?
If you have any questions, feel free to contact anyone of the following:

•	Kathleen Bruegenhemke, Investor Relations (573.761.6179)

•	Rich Rose, Chief Financial Officer (573.761.6123)

•	Jim Smith, Chairman (660.885.2241)

•	Dave Turner, President (573.761.6161)